Pricing Supplement No. 0194 Dated May 28, 1998             Rule424(b)(2)
(To Prospectus dated November 24, 1995 and                 File number: 33-63097
Prospectus Supplement dated January 8, 1998)

Subordinated Medium-Term Notes, Series G
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                      $  25,000,000.00
Issue Price:                                                   100% (1)
Commission or Discount:                    2.050%      $     512,500.00
Proceeds to Company:                      97.950%      $  24,487,500.00

Agent:                             Smith Barney Inc., as Principal (1)

Original Issue Date:               June 29, 1998
Stated Maturity Date:              June 29, 2018

Cusip #:                           63858S-BS-7

Form:                              Book entry only

Interest Rate:                     6.750% per annum

Interest Payment Dates:            29th of June and December, commencing on
                                   December 29, 1998


Discount Note?                                                   No
May the Notes be redeemed by the Company prior to maturity?      Yes (See below)
The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring June 29, 2001 and on any Interest Payment Date occurring thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.

May the notes be repaid (other than by way of redemption) prior
to maturity at the option of the holder?                         No

(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Smith Barney Inc.